Exhibit 99.1

PSB Declares $.35 Cash Dividend Per Share

Wausau, Wisconsin [OTCBB:PSBQ.OB] – PSB Holdings, Inc. (PSB) announced that its board of directors on June 16, 2009 declared a semi-annual cash dividend of $.35 per share, payable July 31, 2009 to shareholders of record as of July 9, 2009.  This represents an increase of 2.9% over the semi-annual cash dividend of $.34 per share declared last year on June 17, 2008.  The current dividend continues a 45 year tradition of cash dividends to PSB shareholders and 24 consecutive years of increased dividends declared.

About PSB Holdings, Inc.

PSB Holdings, Inc. is the parent company of Peoples State Bank.  Peoples holds $580 million in total assets and is headquartered in Wausau, Wisconsin, operating eight retail locations serving north central Wisconsin in Marathon, Oneida, and Vilas counties.  In addition to traditional retail and commercial banking products, Peoples provides retail investments and insurance annuities, retirement planning, commercial treasury management services, and long-term fixed rate residential mortgages.  PSB Holdings, Inc. is publicly owned and traded under stock symbol PSBQ.OB.  More information about PSB may be found at http://www.psbholdingsinc.com/.

Forward Looking Statements

Certain matters discussed in this news release, including those relating to the growth of PSB, its profits, and future shareholder dividend levels, are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995.  Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in this release.  Among other things, these risks and uncertainties include the strength of the economy, the effects of government policies, including, in particular, interest rate policies and other risks and assumptions referenced under “Forward - Looking Statements” in Item 1 of PSB’s Form 10-K for the year ended December 31, 2008.  PSB assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.